CERTIFICATE OF DESIGNATIONS

                                       OF

                       SERIES E CUMULATIVE PREFERRED STOCK

                                       OF

                             OPTIMARK HOLDINGS, INC.

         OPTIMARK HOLDINGS, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

         "That the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation authorizing the Corporation to issue up to 40,000,000 shares of preferred stock, par value $0.01 per share:

         "BE IT RESOLVED, that the issuance of a series of Preferred Stock of OptiMark Holdings, Inc. (the "Corporation") is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:"

         SECTION 1. DESIGNATION. The distinctive serial designation of such series is "Series E Cumulative Preferred Stock" ("Series E Stock"). Each share of Series E Stock shall be identical in all respects to every other share of Series E Stock except that dividends on each share of Series E Stock shall accrue from the date of its issuance.

         SECTION 2. NUMBER OF SHARES. The number of shares of Series E Stock shall be 1,000,000. Such number may not be increased or decreased by the Board of Directors or any Committee thereof. Shares of Series E Stock that are purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and shall not assume the status of treasury shares.

         SECTION 3. DEFINITIONS. As used herein with respect to Series E Stock:

         "Accrued Dividends," with respect to any share of any class or series, means an amount computed at the annual dividend rate for the class or series, from the date on which such shares were issued and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

         "Affiliate" of any entity means any other individual or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such entity. For the purposes of this definition, "control" when used with respect to any entity means


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     the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Board of Directors" means the board of directors of the Corporation as constituted from time to time.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York City are not authorized or obligated by law, regulation or executive order to close.

         A "Change of Control" shall be deemed to have occurred in the event that, after June 29, 2001, either (A) any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of
     Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act or any successor provision thereto) at least 50% of the aggregate Voting Stock; or
     (B) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of the Corporation such that such nominees, when added to any existing director remaining on the Board of Directors of the Corporation after such election who is an Affiliate or Related Person of such Group, shall constitute a majority of the Board of Directors.

         "Junior Stock" means the Common Stock, the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock and the Series F Stock and any other class or series of stock of the Corporation hereafter authorized over which Series E Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         "Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series E Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

         "Related Person" of any entity means, without limitation, any other individual or entity owning (a) 5% or more of the outstanding common stock of such entity or (b) 5% or more of the Voting Stock of such entity.

         "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more


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


     other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

         "Voting Stock" of any entity means capital stock of such entity which ordinarily has voting power for the election of directors (or persons performing similar functions) of such entity, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         SECTION 4. DIVIDENDS.

         (A) RATE. Holders of Series E Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of $1.20 per share, payable when, as and if declared by the Board of Directors quarterly on the first days of January, April, July and October, respectively, in each year (or, if any such date is not a Business Day, on the next succeeding Business
Day) beginning July 1, 2001 with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to holders of record on the respective date, not more than 60 nor less than 10 days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. The dividend payable per share of Series E Stock for each full quarterly dividend period shall be computed by dividing the annual dividend rate by four. Dividends on shares of Series E Stock shall be cumulative from the date of issuance thereof. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payments on shares of Series E Stock which may be in arrears.

         (B) PRIORITY OF DIVIDENDS. So long as any share of Series E Stock remains outstanding, no dividend whatsoever shall be paid or declared and no distribution shall be made on any Junior Stock or Parity Stock, other than a dividend payable solely in Junior Stock, and no shares of Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock), unless all Accrued Dividends on all outstanding shares of Series E Stock for all past quarterly dividend periods have been paid in full and the full dividend thereon for the then current quarterly dividend period has been paid or declared and set aside for payment. Subject to the foregoing and to Section 6(b) hereof, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock or Parity Stock from time to time out of any funds legally available therefor, and the shares of Series E Stock shall not be entitled to participate in any such dividend.


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         SECTION 5. LIQUIDATION RIGHTS.

         (A) LIQUIDATION. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation or any Deemed Liquidation Event (as defined below), holders of Series E Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock (in the case of a liquidation, dissolution or winding up of the Corporation) or concurrently with consummation of the transaction constituting a Deemed Liquidation Event to receive in full an amount per share of outstanding Series E Stock equal to the sum of: (i) $30.00 and (ii) the quotient equal to (A) 80% of the Distributable Amount (as defined below) in excess of $30,000,000 up to and including $300,000,000 divided by (B) 1,000,000 and (iii) the quotient equal to (A) 56% of the Distributable Amount (as defined below) in excess of $300,000,000 divided by (B) 1,000,000 and (iv) an amount equal to all Accrued Dividends to the date of payment whether or not earned or declared. The foregoing sum shall be referred to as the "Series E liquidation preference". Notwithstanding the foregoing, upon the occurrence of a Deemed Liquidation Event (defined below), other than a Deemed Liquidation Event specified in clause (i) of the definition thereof, the holders of Series E Stock may elect to receive the consideration received by the Corporation's stockholders pursuant to such Deemed Liquidation Event in lieu of the Series E liquidation preference.

         The term "Distributable Amount" shall mean (i) in the event of either a liquidation, dissolution or winding up of the Corporation, the aggregate amount of cash and the fair market value of any property distributable in respect of the Corporation's capital stock, (ii) in the event of a merger or consolidation of the Corporation, the aggregate amount of cash and the fair market value of all other consideration to be received by all holders of the Corporation's capital stock as a result of such transaction and (iii) in the event of a sale of all or substantially all of the Corporation's assets or a merger or consolidation of any of the Company's subsidiaries, the amount of cash and the fair market value of all other consideration received by the Corporation that would be available for distribution to all holders of capital stock of the Corporation upon the dissolution and winding up of the Corporation as determined by the Board of Directors in its reasonable discretion.

         The term "Deemed Liquidation Event" shall mean any of the following:
(i) the Corporation's sale, conveyance or other disposition of all or substantially all of its assets, (ii) the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, unless the stockholders of the Corporation immediately prior to the consummation of such transaction hold at least 50% of the voting power of the surviving Corporation in such a transaction, (iii) the consummation by the Corporation of a transaction or series of related transactions, including the issuance or sale of voting securities, if the stockholders of the Corporation immediately prior to such transaction (or, in the case of a series of transactions, the first of such transactions) hold less than 50% of the voting power of the Corporation immediately after the consummation or such transaction (or, in the case of a series of transactions, the last of such transactions); or (iv) a merger or consolidation of any of the Corporation's subsidiaries unless, immediately after the effectiveness


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thereof, the Corporation or one of its wholly-owned subsidiaries owns all of the outstanding capital stock of the surviving Corporation.

         (B) PARTIAL PAYMENT. In the event of a liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation are not sufficient to pay the Series E liquidation preference in full to all holders of Series E Stock, the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series E Stock and any Parity Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. In the event of a deemed liquidation, such deemed liquidation shall not be consummated unless appropriate provision is made to ensure the payment in full of the Series E liquidation preference concurrently with such consummation.

         (C) RESIDUAL DISTRIBUTIONS. If the Series E liquidation preference has been paid in full to all holders of Series E Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

         SECTION 6. VOTING RIGHTS.

         (A) GENERAL. So long as any shares of Series E Stock are outstanding, the holders of Series E Stock shall be entitled to thirty-two (32) votes per share and, except as hereinafter provided, shall vote together with the holders of Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.

         (B) RIGHT TO ELECT DIRECTORS. The holders of Series E Stock, voting together as a separate series, shall be entitled to elect at any time the number of directors equal to the product, rounded up to the next whole number, equal to
(i) the quotient equal to (A) the number of votes on matters on which holders of Common Stock are entitled to vote that are entitled to be cast by the outstanding Series E Stock divided by (B) the number of votes on such matters entitled to be cast by all outstanding shares of Common Stock, Series E Stock and any other class or series of the Corporation's capital stock entitled to vote on such matters (excluding any such shares that are entitled to vote on such matters only upon the occurrence of a contingency) times (ii) the total number of members of the Board of Directors authorized at such time; provided, however, that in no event shall the holders of the Series E Stock, voting together as a separate series, be entitled to elect fewer than two (2) members of the Board of Directors; provided, further, that, notwithstanding the foregoing, so long as the number of authorized members of the Board of Directors is four or more, the number of members of the Board of Directors that the holders of the Series E Stock shall have the right to designate pursuant to this
Section 6(b) at any time shall be less than a majority of the total number of members of the Board of Directors authorized at such time.

         In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series E Stock, the holders of the Series E Stock shall be entitled to elect such vacant directorship by the affirmative vote of the holders of a majority of the votes entitled to be cast by the Series E Stock or to appoint a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any


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director who shall have been elected by the holders of the Series E Stock, or any director elected as provided in the preceding sentence, may be removed during the aforesaid term of office whether with or without cause, only by the affirmative vote of the holders of a majority of votes entitled to be cast by the holders of the Series E Stock.

         (C) OTHER VOTING RIGHTS. So long as any shares of Series E Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least a majority of the votes entitled to be cast by the holders of Series E Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (I) Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation; or

               (II) Any amendment or alteration of the certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities, other than the Series F Preferred Stock of the Corporation, convertible into shares of any class or series of capital stock of the Corporation;

               (III) Any material change by the Corporation in its line of business from that conducted by it on the date of original issuance of the Series E Stock; or

               (IV) Any transaction between the Corporation and any founder, officer or director of the Corporation other than the payment of salary and benefits consistent with the Company's practice prior to the date of original issuance of the Series E Stock or the award of options to purchase Series F Stock; or

               (V) Any incurrence by the Corporation of any debt for borrowed money or any issuance by the Corporation of bonds, notes, debentures or similar instruments or the incurrence as guarantor or surety by the Corporation of any liability, contingent or otherwise, on account of any obligation of any other person or entity, in an aggregate principal amount greater than $100,000; or

               (VI) Any declaration of a dividend of cash or property on, or the repurchase of any shares of, any class or series of the Corporation's capital stock (including, without limitation, any such dividend or distribution payable in shares of the Corporation's capital stock); or

               (VII) Any liquidation or dissolution of the Corporation or any subsidiary of the Corporation, any deemed liquidation of the Corporation or any transaction that involves or that could reasonably be expected to result in a Change of Control of the Corporation; or

               (VIII) Any public offering or private placement of securities of the Corporation or any of its subsidiaries except pursuant to an employee stock option plan, stock purchase plan or similar benefit program or agreement approved by the Board of Directors and by


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        the affirmative vote of a majority of the Series E Directors, where the primary purpose is not to raise additional equity capital for the Corporation; or

               (IX) Any issuance by the Corporation of any shares of Series
        E Stock, except for those issuances contemplated by the Series E Preferred Stock Purchase Agreement, dated as of June 29, 2001, between the Corporation and the purchasers named therein.

         SECTION 7. OTHER RIGHTS. The shares of Series E Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.

         SECTION 8. RESTATEMENT OF CERTIFICATE. Upon any restatement of the certificate of incorporation of the Corporation, Sections 1 through 7 of this certificate of designations shall be included in Article 6 of the certificate of incorporation under the heading "Series E Cumulative Preferred Stock" and this
Section 8 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 7 may be changed for convenience of reference or for any other proper purpose."



                                      -7-

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         IN WITNESS WHEREOF, OptiMark Holdings, Inc. has caused this certificate to be signed by Robert J. Warshaw, its Chief Executive Officer, this 29th day of June, 2001.

                                        OPTIMARK HOLDINGS, INC.



                                        BY /s/ Robert J. Warshaw
                                           ----------------------------



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